FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 20, 2010

SANSWIRE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23532	88-0292161
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17501 Biscayne Blvd, Suite 430, Aventura, Florida 33160 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 786-228-0717

Former Name or Former Address, if Changed Since Last Report)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, NY 11570
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2010, Sanswire Corporation (the “Company”) and Global Telesat Corp. (“GTC”) entered into an agreement (the “Agreement”) whereby GTC purchased a 50% interest in the Company’s existing SkySat Mid Altitude, Lighter than Air (LTA), Unmanned Aerial Vehicle (UAV) serial number 0001 (the “Airship”).  The Company is required to utilize the Purchase Price to complete the requisite development work so that the Airship may be tested and demonstrated to potential customers.

The Company has agreed immediately to deliver the current Airship to a destination and facility designated by GTC.

Within three days of inspection of the Airship after delivery to the designated facility, GTC is required to pay 1/5th of the purchase price with additional payments of  an equal amount each at 30-day intervals.

The Company has granted to GTC, upon the payment in full of the Purchase Price, a first lien and security interest in the Airship and all remedies of a secured creditor under the Uniform Commercial Code.

The Company granted GTC the option to acquire the remaining 50% of the Airship for an amount equal to 3 times the amount paid for the initial 50% interest (the “Option Price”).  Upon exercising such option, GTC will be required to pay 1/3 of the option price within ten business days and two additional payments 1/3 each at 30-day intervals.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached an exhibit to this Current Report on Form 8-K.  Readers should review the agreement for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Purchase Agreement, dated April 20, 2010, by and between Sanswire Corp. and Global Telesat Corp.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SANSWIRE CORP.

Dated: April 26, 2010	By: /s/ Thomas Seifert
Thomas Seifert
Chief Financial Officer